Exhibit 10.213

PURCHASE AND SALE AGREEMENT

between

JEROME L. RAPPAPORT, JR., AND JANET F. ASERKOFF, AS TRUSTEES OF

RIVERTECH NOMINEE TRUST UNDER DECLARATION OF TRUST DATED JUNE 12,

2002, RECORDED WITH THE MIDDLESEX NORTH REGISTRY OF DEEDS IN

BOOK 13197, PAGE 163

as Seller

and

KBS CAPITAL ADVISORS LLC

as Buyer

for

129 Concord Road

Billerica, Massachusetts

EXHIBITS

Exhibit A	Description of the Property
Exhibit B	List of Leases
Exhibit B-1	Rent Roll
Exhibit C	List of Personal Property
Exhibit D	Service Contracts
Exhibit E	Leased Personalty
Exhibit 4(a)-1	Due Diligence Documents
Exhibit 4(a)-2	Buyer’s 3-4 Audit Documents
Exhibit 6(b)	Form of Tenant Estoppel
Exhibit 7	Leasing Brokers and Leasing Commissions
Exhibit 11(a)(i)	Quitclaim Deed
Exhibit 11(a)(ii)	Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property
Exhibit 11(a)(iii)	Assignment and Assumption of Leases
Exhibit 11(a)(iv)	Assignment and Assumption of Contracts
Exhibit 11(a)(ix)	Tenant Notice
Exhibit 11(a)(xi)	FIRPTA Affidavit
Exhibit 14(a)(ii)	Pending Litigation

ii

PURCHASE AND SALE AGREEMENT

As of November 21, 2007

This Purchase and Sale Agreement (this “Agreement”) is made by and between Jerome L. Rappaport, Jr., and Janet F. Aserkoff, as Trustees of RIVERTECH NOMINEE TRUST u/d/t dated June 12, 2002, and recorded with the Middlesex North District Registry of Deeds in Book 13197, Page 163 (“Seller”) having an address at 60 State Street, Suite 1500, Boston, Massachusetts 02109, and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”) having an address at 590 Madison Avenue, 26th Floor, New York, New York 10022.

WITNESSETH:

PRELIMINARY STATEMENTS

A. Seller is the owner of the following described property, which, taken together, is herein collectively called the “Property”, including without limitation:

(1) That certain tract of land, commonly known as 129 Concord Road, Billerica, Massachusetts, (the “Premises”) being bounded and more particularly described on Exhibit A, attached hereto and made a part hereof; together with all buildings, fixtures and improvements (excluding property of Tenants (as hereinafter defined)) constructed, installed and made thereon (the “Improvements”); and all easements and other rights and privileges appurtenant thereto;

(2) “Leases”: meaning any and all leases which demise, or any rental, license, concession or other agreement or arrangement for the occupancy, possession or use of, any space within any part of the Premises, together with any addendum, amendment, or supplement thereto, and assignment thereof, a true, accurate and complete list of which is set forth on Exhibit B attached hereto and made a part hereof, and all guarantees and security deposits and similar payments or other security by Tenants, and any memorandum of lease related thereto;

(3) All (a) mechanical systems and related equipment attached to the Improvements or located upon the Premises, including, but not limited to, electrical systems, plumbing systems, heating systems and air conditioning systems, (b) maintenance equipment, supplies and tools owned by Seller and used in connection with the Improvements, and (c) other machinery, equipment, computers, fixtures, supplies and personal property of every kind and character owned by Seller and located in or on or used in connection with the Premises or the Improvements or the operations thereon or the maintenance and repair thereof, including, without limitation, those items listed on Exhibit C attached hereto and made a part hereof (the “Personal Property”);

(4) To the extent assignable without cost, Seller’s interest in all (a) maintenance repair, service and pest control contracts, and (b) other contracts pursuant to which services or goods are provided to the Property, a true, accurate and complete list of which is set forth on Exhibit D attached hereto and made a part hereof (the “Service Contracts”); provided, that Buyer shall be obligated at the Closing to assume only those Service Contracts which Buyer approves in writing during the Inspection Period (as defined herein);

(5) To the extent assignable without cost, Seller’s interest in all leases (the “Personal Property Leases”) covering furniture, fixture and equipment located in or on or used exclusively in connection with the Premises or the Improvements or the operations thereon listed on Exhibit E (the “Leased Personalty”); provided, that Buyer shall be obligated at the Closing to assume only the Personal Property Leases which Buyer approves in writing during the Inspection Period;

(6) Seller’s interest in all warranties, guaranties and bonds relating to the Premises, the Improvements, the Personal Property or the Leased Personalty, to the extent the same are assignable, without cost;

(7) To the extent assignable without cost, all intangible property owned or held by Seller or in which Seller has an interest, if any, in connection with any of the Premises or the Improvements or the operations thereon, and the right to the use thereof, including but not limited to Seller’s rights under governmental permits, licenses, certificates of occupancy, or approvals and the right to the use of (without warranty as to exclusivity or otherwise) any names, marks, trademarks, trade names and telephone numbers and listings employed in connection with the Premises or the Improvements or the operations thereon (the “Intangible Property”).

B. Seller proposes to sell and convey, and Buyer proposes to purchase, pay for and acquire, the Property for the Purchase Price (as hereinafter defined) and on the other terms and conditions set forth in this Agreement.

STATEMENT OF THE AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. The Transaction. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase, pay for and acquire from Seller, the Property for the Purchase Price specified in Section 2 and on the other terms and conditions set forth in this Agreement.

Section 2. Purchase Price and Earnest Money Deposit.

(a) Purchase Price and Payment. The purchase price to be paid to Seller by Buyer for the Property is Forty-five Million Two Hundred Thousand Dollars ($45,200,000) (which is to be adjusted for certain charges and credits as provided in this Agreement) (the “Purchase Price”).

(b) Payment Terms. The Purchase Price shall be paid to Seller by Buyer as follows:

(i) The sum of One Million Dollars ($1,000,000) (the “Deposit”) will be wired or paid in good funds by Buyer to the Escrow Agent (as hereinafter defined) within two (2) business days of the execution of this Agreement.

(ii) The Purchase Price, in the amount of Forty-five Million Two Hundred Dollars ($45,200,000) (which is to be adjusted for the Deposit and certain charges and credits as provided in this Agreement), shall be paid to Seller by Buyer at the Closing (as hereinafter defined) by wire transfer on the Closing Date (as hereinafter defined).

(c) Deposit. The escrow agent hereunder shall be: Chicago Title Company, 4100 Newport Place, Suite 120, Newport Beach, California 92660, Attn: Joy Eaton; Phone (949) 724-3112; Fax (949) 724-3181 (the “Escrow Agent”). The Deposit paid to Escrow Agent by Buyer shall be held by Escrow Agent in an interest bearing account, and except in the event of failure to close this transaction by reason of Buyer’s breach, any interest accrued thereon shall belong to Buyer and shall be applied and disposed of as follows:

(i) Closing. If the transaction is closed by the Closing Date (as hereinafter defined), then the parties agree that the Purchase Price (which is to be adjusted for certain charges and credits as provided in this Agreement) shall be paid by Buyer to Seller on the Closing Date as follows:

(a) if the Buyer elects to apply the Deposit (but not the interest thereon) to the Purchase Price, the Deposit (but not the interest thereon) shall immediately be paid to Seller by wire transfer as directed by Seller and the balance of the Purchase Price (which is to be adjusted for certain charges and credits as provided in this Agreement) shall immediately be paid by Buyer to Seller by wire transfer as directed by Seller; or

(b) if the Buyer elects not to apply the Deposit to the Purchase Price, an amount equal to the full amount of the Purchase Price (which is to be adjusted for certain charges and credits as provided in this Agreement), shall immediately be paid to Seller by wire transfer as directed by Seller, and the Escrow Agent shall pay to Buyer the Deposit by separate wire or check. The interest shall be paid directly to Buyer by separate wire or check by the Escrow Agent, whether the Deposit is or is not applied to the Purchase Price at Closing.

(ii) Failure to Close. If this transaction is not closed, then Escrow Agent shall pay the Deposit and all interest thereon, to Buyer or Seller as provided in this Agreement.

Notwithstanding anything to the contrary in this Agreement, if this Agreement terminates or Closing fails to occur for any reason other than Buyer’s default under this Agreement, the Deposit shall be promptly returned to Buyer.

Section 3. The Closing. At the closing (the “Closing”), Seller shall deliver to Escrow Agent a quitclaim deed (the “Deed”) for the Property and the other Closing Instruments (as hereinafter defined) and Buyer shall pay the Purchase Price as provided in Section 2 and deliver to the Escrow Agent the Closing Instruments (as hereinafter defined) required to be delivered by Buyer. The Closing shall occur on January 18, 2008, at 11:00 A.M. Pacific Time (standard or daylight as applicable in Irvine, California) (as may be extended in accordance with the terms hereof, the “Closing Date”) and shall be held through escrow with the Escrow Agent, or at such other time or place as may be agreed upon by both parties in writing. Any fees charged by the Escrow Agent for its services hereunder shall be split evenly between Buyer and the Seller.

Section 4. Inspection and Condition of the Property.

(a) Access to and Inspection of the Property. Subject to the rights of tenants and other occupants under Leases (“Tenants”), Buyer shall have the right until November 27, 2007 5:00 P.M. Eastern Time (standard or daylight as applicable in Boston, Massachusetts) (the “Due Diligence Expiration Date”) (such period being referred to herein as the “Inspection Period”) to enter upon and have access to the Property, upon reasonable notice to Seller (which may be oral), in order to conduct surveys, tests, examinations, appraisals and inspections thereof; provided, that, any intrusive testing shall require Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, with respect to environmental investigations only, the Inspection Period shall terminate on December 20, 2007 5:00 P.M. Eastern Time (standard or daylight as applicable in Boston, Massachusetts). Buyer shall not make any subsurface soil examinations unless Buyer has satisfied Seller that such examinations will not adversely affect any building foundations and/or utilities. Prior to entering upon the Premise pursuant to this Section 4(a), Buyer shall provide to Seller evidence of Buyer’s general public liability insurance with policy limits of $2,000,000 in personal injury coverage and $1,000,000 in property damage coverage naming Seller and New Boston Management Services, Inc., as an additional insured. At Seller’s option, Seller or Seller’s agent may accompany and/or observe Buyer during Buyer’s due diligence undertakings at the Property. After having conducted such inspections and tests, Buyer shall immediately restore the Property to the same condition as existed prior to Buyer’s entry thereon, reasonable wear and tear and casualty not caused by Buyer excepted. Buyer may communicate with any tenant of the Property, without Seller’s prior written consent. To the extent not already provided to Buyer, Seller shall, within three (3) business days following the date of execution of this Agreement, provide Buyer with legible copies of all the documents listed on Exhibit 4(a)-1 (the “Due Diligence Documents”). Seller shall, during the Inspection Period, promptly provide, or make available, to Buyer in Seller’s office, financial records including income and expense records, invoices, accounts payable and accounts receivable reports from management, correspondence from and to Tenants, and other documents in Seller’s possession which relate to the Property upon reasonable request from Buyer in writing. IT IS THE PARTIES EXPRESS UNDERSTANDING AND AGREEMENT THAT ALL SUCH MATERIALS ARE PROVIDED BY SELLER SOLELY FOR BUYER’S CONVENIENCE IN MAKING ITS OWN EXAMINATION AND DETERMINATION PRIOR TO THE DUE DILIGENCE EXPIRATION DATE AS TO WHETHER IT WISHES TO PURCHASE THE PROPERTY, EXCEPT AS OTHERWISE PROVIDED EXPRESSLY IN THIS AGREEMENT, AND IN MAKING SUCH EXAMINATION AND DETERMINATION, BUYER SHALL RELY EXCLUSIVELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTY. EXCEPT AS OTHERWISE PROVIDED EXPRESSLY IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY, COMPLETENESS OR RELEVANCY OF ANY MATERIALS PROVIDED BY SELLER. Subject to the rights of Tenants, Buyer, and Buyer’s prospective mortgagee, shall also have the right subsequent to the Due Diligence Expiration Date to enter upon and have access to the Property upon reasonable notice to Seller (which may be oral), in order to conduct surveys, approvals and inspections thereof; provided, however, Buyer shall have no right to terminate this Agreement as a result of any information or belief acquired at or in connection with such access and/or inspection subsequent to the Due Diligence Expiration Date, except as otherwise provided in this Agreement.

Buyer has informed Seller that Buyer is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall during the Inspection Period deliver to Buyer, concurrently with the delivery of the Due Diligence Documents, (i) the documents which are described on Exhibit 4(a)-2 attached hereto, to the extent in existence and in Seller’s possession (collectively, “Buyer’s 3-14 Audit Documents”) and (ii) provide to Buyer in written form, answers to such questions relating to the Property which are set forth in Exhibit 4(a)-2, to the extent such information is in existence and in Seller’s possession.

The Due Diligence Documents and Buyer’s 3-14 Audit Documents shall be collectively referred to in this Agreement as the “Property Documents”.

The originals (and where originals are not available or in Seller’s possession or control, copies) of all Property Documents shall become the property of Buyer upon Closing. Upon Closing, Seller may retain copies of any Property Documents which Seller may make at Seller’s sole cost and expense.

(b) Indemnification for Inspections. Buyer shall indemnify, defend and hold Seller and Seller’s partners, employees, officers, agents, contractors, and representatives harmless from and against any lien, liability, loss, damage, claim, fee, cost or expense, including reasonable attorney’s fees, for the costs of such inspections, tests and investigations and for physical damage to property or bodily injury to persons which results from any such entry upon or inspection or testing of the Property by Buyer, or by any employee, officer, agent, contractor, representative or assignee of Buyer; provided, however, that the foregoing indemnity shall not be applicable to conditions discovered by Buyer, but not originally caused by Buyer, nor shall such indemnity extend to any lien, liability loss, damage, claim, fee, or expense caused by or arising out of the negligence of Seller or its agents. This provision shall survive the termination of this Agreement for any reason or delivery of the Deed, as applicable.

(c) Due Diligence Expiration. Buyer shall have the right to terminate this Agreement with or without reason in Buyer’s sole discretion by written termination notice to Seller received on or before 5:00 P.M. Eastern Time (standard or daylight, as applicable in Boston, Massachusetts) on the Due Diligence Expiration Date, and this Agreement shall be terminated and be of no further force and effect, except as otherwise provided herein. Notwithstanding anything to the contrary herein, Buyer shall have the additional right to terminate this Agreement with or without reason in Buyer’s sole discretion for objections to the environmental condition of the Property only by written termination notice to Seller received on or before 5:00 P.M. Eastern Time (standard or daylight, as applicable in Boston, Massachusetts) on December 20, 2007, and this Agreement shall be terminated and be of no further force and effect, except as otherwise provided herein. Any such timely termination notice shall be sufficient notice to the Escrow Agent to return the Deposit with interest accrued thereon to Buyer forthwith. Any such timely termination notice shall be sufficient notice to the Escrow Agent to return the Deposit with interest accrued thereon to Buyer forthwith. If Buyer shall fail to provide a termination notice to Seller in accordance with this Section 4(c), then Buyer shall be deemed to have waived any right pursuant to this Section 4(c), Buyer shall no longer be entitled to terminate this Agreement pursuant to this Section 4(c), and this Agreement shall continue in full force and effect.

(d) Notice of Code Violation. Seller does hereby agree to give to Buyer, promptly upon receipt, a copy of any written notice (the “Governmental Violation Notice”) which Seller receives prior to Closing from any governmental authority concerning a violation of any zoning or building or other code, law, statute, ordinance, rule, regulation or order which regulates the use of the Property. If said Governmental Violation Notice is received by Seller and delivered to Buyer on or before the Due Diligence Expiration Date, then Buyer shall have the right to terminate this Agreement on account of said violation in accordance with Section 4(c) of this Agreement. If said Governmental Violation Notice is received by Seller after the Due Diligence Expiration Date but prior to the Closing Date, then, together with a copy of the Governmental Violation Notice, Seller shall give Buyer a written notice (the “Seller’s Violation Cure Notice”) stating that (i) Seller agrees to cure the violation identified in the Governmental Violations Notice, or (ii) Seller does not agree to, or cannot, cure the violation in the Governmental Violation Notice. If Seller gives Buyer notice that Seller will cure the violation identified in the Governmental Violation Notice, then Seller shall proceed with due diligence to effect such cure to the satisfaction of the entity citing such violation, and this transaction shall be closed on the Closing Date or such later date as may be specified by Seller upon completion of such cure, [but no later than fifteen (15) days following the then current Closing Date) and such cure shall be a condition precedent to Closing. If Seller notifies Buyer that Seller cannot or will not cure the violation identified in the Governmental Violation Notice, then Buyer shall have the right, at its option, to take either of the following actions (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days of delivery of Seller’s Violation Cure Notice; or (y) Buyer may proceed to close this transaction, in which event, Buyer shall waive Buyer’s objections and shall pay to Seller the full Purchase Price. If Buyer fails to respond timely to

Seller’s Violation Cure Notice, then Buyer shall be deemed to waive any objection on account of any violation, Buyer shall no longer be entitled to terminate this Agreement as a result of its violation, and this Agreement shall continue in full force and effect.

(e) Condition of the Property. Except as may be expressly set forth in this Agreement, Buyer is purchasing the Property AS IS, WHERE IS, WITH ALL FAULTS. Except as may be expressly provided in this Agreement, Buyer shall rely solely upon its own review of documents and inspections with regard to the condition of the Property and the structural and mechanical systems of the improvements thereon, including, but not limited to, its location, size, subsurface or soil condition, construction and character; and, except as may be expressly set forth in this Agreement, Buyer specifically agrees that it shall purchase and acquire the Property AS IS, WHERE IS, WITH ALL FAULTS WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AS TO THE TRUTH OR ACCURACY OF ANY DOCUMENTS SUPPLIED, AS TO THE CONDITION OF THE PROPERTY, OR AS TO ITS FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, WITHOUT LIMITING THE FOREGOING, BUYER DOES HEREBY SPECIFICALLY AFFIRM THAT, AS A RESULT OF THE FOREGOING PROVISIONS, ITS PURCHASE AND ACQUISITION OF THE PROPERTY SHALL BE MADE WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER AS TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING ANY MATTERS RELATING TO SUCH ITEMS AS HAZARDOUS MATERIALS (AS DEFINED IN SECTION 14(a) OF THIS AGREEMENT), WASTE MATERIALS, UNDERGROUND STORAGE TANKS OR AREAS OR ANY OTHER ENVIRONMENTAL MATTER).

(f) Buyer hereby releases Seller and its partners, trustees, beneficiaries, and their respective agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future, that Buyer may have relating to (i) the condition of the Property at any time, before or after the Closing Date, including, without limitation, the presence of any Hazardous Materials (as defined in Section 14(a)(ix) of this Agreement), or (ii) any other matter pertaining to the Property, provided, however, that the foregoing release shall not apply to (x) claims resulting from the breach of any representation or warranty, covenant, or indemnification obligation made by Seller in this Agreement to the extent that, and during the period, the same survive the Closing, (y) Seller’s fraud, and (z) covenants or indemnification obligations of Seller in the Closing Instruments (as hereinafter defined). This release shall survive the Closing or other termination of this Agreement for any reason.

Section 5. Title Matters and Insurance.

(a) Title Commitment. Buyer shall obtain, at its own expense, from Chicago Title Insurance Company, 4100 Newport Place, Suite 120, Newport Beach, California 92660, Attn: John Premac; Phone (949) 724-3111; Fax (949) 724-3181 (the “Title Company”), a commitment for title insurance (the “Commitment”) for the issuance of an owner’s policy of title insurance on a standard ALTA form (the “Policy”) with respect to the Property. Buyer shall obtain, at Buyer’s expense, such survey of the Property as Buyer shall desire. Seller shall have no obligation to provide or pay for the Commitment, Policy or survey Buyer may decide to obtain.

(b) Title Matters and Encumbrances on Title. The Commitment shall show fee simple title to the Property in Seller, subject only to the following: (i) the standard exceptions for any owner’s policy, (ii) any instruments or title matters which affect the Property (items (i) and (ii) being herein referred to individually as a “Title Encumbrance”). Any Title Encumbrance which is approved or is deemed to be approved or waived by Buyer shall be a permitted exception or encumbrance on the title to the Property and shall be a “Permitted Encumbrance”.

(c) Title Objection Notice. On or before the Due Diligence Expiration Date, Buyer may give to Seller written notice (the “Title Objection Notice”) of any Title Encumbrance which is not acceptable to Buyer as a Permitted Encumbrance on the title to the Property (the “Title Objection”). Any Title Encumbrance affecting the Property not objected to in the Title Objection Notice from Buyer to Seller shall be deemed to be approved or waived by Buyer and shall be a Permitted Encumbrance. If Buyer fails to provide a Title Objection Notice timely to Seller, then Buyer’s right to object on account of title shall be deemed waived, and all Title Encumbrances shall be Permitted Encumbrances.

(d) Title Cure Notice. If Buyer timely provides to Seller a written Title Objection Notice, then, within five (5) days after the receipt of Buyer’s Title Objection Notice, Seller shall give to Buyer a written notice (the “Title Cure Notice”) stating that (i) Seller agrees to cure one or more of the defects identified in the Title Objection Notice on or before the Closing Date, or (ii) Seller does not agree to, or cannot, cure one or more of the defects identified in the Title Objection Notice; it being understood and agreed that, except as expressly provided below in this Section 5(d), Seller shall not be obligated to cure any defects. If Seller gives Buyer notice that Seller will cure any of the Title Objections, then this transaction shall be closed on the Closing Date unless Seller notifies Buyer that it cannot effect the cure before the scheduled Closing Date, in which event the Closing Date shall be extended for up to fifteen (15) days to permit Seller to effect such cure. Notwithstanding the foregoing, Seller shall be obligated to eliminate in connection with the Closing all mortgages and assignments of leases and rents, mechanic’s liens, tax liens, assessment liens, judgment liens, mortgage liens, and other similar exceptions to the title to the Property which affect Seller’s Interest (“Monetary Encumbrances”). Seller shall be entitled to use such portion of the Purchase Price as is necessary to pay off all such Monetary Encumbrances and any Title Objection that Seller agrees to cure. Buyer hereby acknowledges that any instruments evidencing the release or discharge of the Monetary Encumbrances shall be recorded at or after the Closing in accordance with standard conveyancing practice. If Seller notifies Buyer that Seller will not, or cannot, remove any Title Objection, then Buyer shall have the right, at its option, to take either of the following actions (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days of delivery of Seller’s Title Cure Notice, in which event the Deposit shall be promptly returned to Buyer, or (y) Buyer may proceed to close this transaction, in which event Buyer shall waive Buyer’s objections and shall pay to Seller the full Purchase Price.

(e) Survey Objection Notice. On or before the Due Diligence Expiration Date, Buyer may give to Seller written notice (the “Survey Objection Notice”) of any survey matter which is not acceptable to Buyer (the “Survey Objection”). Any survey matter affecting the Property not objected to in the Survey Objection Notice from Buyer to Seller shall be deemed to be approved or waived by Buyer. If Buyer fails to provide a Survey Objection Notice timely to Seller, then Buyer’s right to object on account of survey matters shall be deemed waived.

(f) Survey Cure Notice. If Buyer timely provides to Seller a written Survey Objection Notice, then, within five (5) days after the receipt of Buyer’s Survey Objection Notice, Seller shall give to Buyer a written notice (the “Survey Cure Notice”) stating that (i) Seller agrees to cure one or more of the defects identified in the Survey Objection Notice on or before the Closing Date, or (ii) Seller does not agree to, or cannot, cure one or more of the defects identified in the Survey Objection Notice; it being understood and agreed that Seller shall not be obligated to cure any defects. If Seller gives Buyer notice that Seller will cure any of the Survey Objections, then this transaction shall be closed on the Closing Date unless Seller notifies Buyer that it cannot effect the cure before the scheduled Closing Date, in which event the Closing Date shall be extended for up to fifteen (15) days to permit Seller to effect such cure. Seller shall be entitled to use such portion of the Purchase Price as is necessary to cure any Survey Objection that Seller agrees to cure. The Buyer hereby acknowledges that any instruments evidencing the cure of any Survey Objection shall be recorded at or after the Closing in accordance with standard conveyancing practice. If Seller notifies Buyer that Seller will not, or cannot, remove any Survey Objection, then Buyer shall have the right, at its option, to take either of the following actions (x) Buyer may terminate this Agreement by written termination notice to Seller received by Seller within five (5) days of delivery of Seller’s Survey Cure Notice, in which event the Deposit shall be promptly returned to Buyer, or (y) Buyer may proceed to close this transaction, in which event Buyer shall waive Buyer’s objections and shall pay to Seller the full Purchase Price.

(g) New Encumbrances. Buyer shall have the right to object to any Title Encumbrances or survey matters first occurring after the date of the Commitment (each a “New Encumbrance”) by giving written notice of the New Encumbrance to which Buyer is objecting at any time prior to Closing, but not later than three (3) business days after discovery of the same. If Buyer does not object to any New Encumbrance by giving timely written notice as herein provided, such New Encumbrance shall be a Permitted Encumbrance. In the event Buyer gives timely written notice of objection to any New Encumbrance as herein provided, the provisions of Section 5(d) shall apply with respect thereto as if set forth herein in full. If any New Encumbrance is a Monetary Encumbrance, Seller must satisfy same on or before the Closing subject to Section 5(d).

(h) Title and Survey Fees. Buyer shall pay for the title search and for all premiums to the Title Company attributable to the issuance of the Commitment and the Policy. Buyer shall also pay any premium, if any, attributable to special endorsements and affirmative coverages, and mortgagee’s policy of title insurance. Buyer shall pay all costs for any new or updated survey.

Section 6. Tenants; Leases; and Service Contracts.

(a) Existing Tenants and Leases. Attached hereto and made a part hereof on Exhibit B-1 is a current rent roll (the “Rent Roll”) for all Tenants. Seller agrees to provide an updated, certified Rent Roll at the Closing, accurate as of the Closing Date. During the Inspection Period, Seller shall not enter into any new leases, or amend, modify, extend, renew or terminate any existing leases without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and subsequent to the expiration of the Inspection Period, Seller shall not enter into any new leases, or amend, modify, extend, renew or terminate any existing leases without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion (it being understood and agreed that if Buyer does not respond to Seller’s written request (made in accordance with the notice provisions of this Agreement and accompanied by the applicable documentation for which consent is sought) for consent to such a transaction within five (5) business days, Buyer’s consent shall be deemed given). In the event that Seller shall enter into any new lease, or amend, modify, extend or renew any lease, which Buyer has approved or deemed to have approved in accordance with this Section 6(a)(i), all costs for tenant improvements and leasing commissions incurred in connection with any such transaction and that have been approved by Buyer shall be pro-rated between Seller and Buyer based upon the portion of the new (or extended) lease term which falls within each party’s period of ownership.

(b) Tenant Estoppel. Seller shall obtain tenant estoppel certificates (the “Tenant Estoppel Certificates”) substantially in the form of Exhibit 6(b) from both Tenants prior to Closing. It shall be a pre-condition to Buyer’s obligation to close that Seller have obtained and delivered to Buyer the Tenant Estoppel Certificates duly executed by the Tenants. For purposes of satisfying this condition precedent, each Tenant Estoppel Certificate shall as a condition precedent to Buyer’s obligation to close the transaction contemplated by this Agreement, (i) be dated no earlier than the date hereof, (ii) not disclose a material default or a condition which, with the giving of notice or the passage of time, or both, would constitute a default by either landlord or tenant, under the applicable Lease, and (iii) disclose no material inconsistencies or variations from the list of Leases shown on Exhibit B, the Rent Roll (Exhibit B-1), or the terms and provisions of the applicable Lease.

With respect to the delivery and receipt of Tenant’ Estoppel Certificates as provided above, Seller covenants and agrees that (a) Seller shall prepare, or cause to be prepared, and deliver to Buyer for review and approval, within three (3) business days following the date of this Agreement, the Tenant Estoppel Certificates, and (b) Seller shall remit, or cause to be remitted, the Tenant Estoppel Certificates to both Tenants for signature within two (2) business days following Buyer’s notice to Seller that Buyer has approved the Tenant Estoppel Certificates prepared by Seller (which notice shall set forth any required corrections). If Buyer fails to notify Seller of its approval of, or any changes to, the Tenant Estoppel Certificates it receives from Seller for approval within two (2) business days following Buyer’s receipt of the same, Seller may forward such Tenant Estoppel Certificates to the Tenants without Buyer’s prior approval.

In addition to the foregoing, upon receipt of the executed Tenant Estoppel Certificates as provided above, Buyer shall have the right to request Seller to obtain updated Tenant Estoppel Certificates from each of the Tenants; provided, however, that receipt of such updated Tenant Estoppel Certificates by Buyer shall not be a condition to Closing, and Seller’s failure to deliver the updated Tenant Estoppel Certificates shall not constitute a default by Seller under this Agreement (Seller shall, however, use reasonable efforts to obtain the updated Tenant Estoppel Certificates from the Tenants).

Seller agrees that upon the request of Buyer prior to the Due Diligence Expiration Date, Seller shall deliver to both Tenants under the Leases the form of subordination, non-disturbance and attornment agreement required by Buyer’s lender (“SNDAs”) and shall request that both Tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver to Buyer the executed SNDAs, and Seller’s failure to deliver the executed SNDAs to Buyer shall not constitute a default by Seller under this Agreement.

(c) Service Contracts. During the Inspection Period, Buyer shall notify Seller in writing which Service Contracts or Personal Property Leases Buyer will assume at Closing. Seller shall terminate as of the Closing Date, at no cost to Buyer, all Service Contracts or Personal Property Leases which Buyer has not elected to assume, provided that Seller shall not be required to terminate any contract in violation of Seller’s obligations under such contract (i.e., Seller will not be obligated to breach any such contract), or pay any penalty for such termination, and Buyer shall be deemed to have agreed to assume all such contracts. Seller shall terminate at Closing, and Buyer shall not assume, any property management or leasing agreement affecting the Property.

(d) Seller’s Covenants. Seller hereby covenants and agrees with Buyer that, after the date of this Agreement and until Closing:

(i) Seller shall not enter into any Service Contracts or Personal Property Leases which would continue for a period subsequent to the Closing Date without the prior written approval of Buyer, which consent may be withheld in Buyer’s sole discretion.

(ii) Seller will cause the Property to be maintained and operated in the same manner as it has previously been maintained and operated in all material respects.

(iii) Seller hereby agrees that from the date hereof until the Closing, it will maintain in full force and effect fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in such amounts as is maintained by Seller on the date of this Agreement.

(iv) Seller will advise Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the Property to which Seller is a party, of which Seller has actual knowledge or notice.

(v) Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at Closing).

(vi) Subject to the Buyer not being in default of its obligations hereunder Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Buyer for the sale or transfer of any interest in the Property.

(vii) Subject to the provisions of Section 6(b) hereof, Seller shall send the Tenant Estoppel Certificates to both Tenants, and use reasonable efforts to receive such Tenant Estoppel Certificates, signed by both Tenants, prior to the Closing.

(viii) Seller shall promptly deliver to Buyer any notices it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Section 14(a) herein to be untrue if made after Seller’s receipt of any such notices.

Section 7. Leasing Commissions. Seller shall be responsible for all leasing commissions if any, which are attributable to the current term of the existing Leases as shown on the Rent Roll as of the date hereof.

Section 8. Brokers. Buyer and Seller hereby acknowledge that neither of them has dealt with a real estate broker in this transaction other than Peter Joseph (“Broker”). Seller shall pay Broker such brokerage fee as is due under a separate agreement with Broker if, as and when the Closing takes place and the Purchase Price is paid. Each of Buyer and Seller does hereby agree to indemnify, defend and hold harmless the other party from and against any liability, cost or expense, plus all costs of collection, including litigation expenses and attorneys’ fees, as a result of a claim for a commission, fee or other compensation made by any real estate broker, finder or other person and asserted against the other party by reason of an arrangement made or alleged to have been made by the indemnifying party. This indemnity shall survive termination of this Agreement for any reason or delivery of the Deed, as applicable.

Section 9. Conditions of Closing.

(a) Buyer’s Conditions. The obligations and liabilities of Buyer hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Buyer to Seller.

(i) Seller has complied with and otherwise performed in all material respects each of the covenants and obligations of Seller set forth in this Agreement, including, without limitation, the timely delivery and execution of all documents required to be executed and delivered under this Agreement.

(ii) All representations and warranties of Seller as set forth in this Agreement shall be in all respects true and correct in all materials respects when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing.

(iii) Buyer shall have received the executed Tenant Estoppel Certificates no less than three (3) business days before Closing satisfying the requirements set forth in Section 6(b) hereof.

(iv) Issuance of Policy. At the Closing the Title Company shall have irrevocably committed to issue the Policy subject to the Permitted Encumbrances.

In the event Buyer shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, Buyer shall be entitled to an immediate release of the Deposit and all accrued interest thereon from Escrow Agent to Buyer.

(b) Seller’s Conditions. The obligations and liabilities of Seller hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Seller to Buyer.

(i) Buyer has complied with and otherwise performed in all material respects, each of the covenants and obligations of Buyer set forth in this Agreement, including, without limitation, the timely delivery and execution of all documents required to be executed and delivered under this Agreement.

(ii) All representations and warranties of Buyer as set forth in this Agreement shall be in all respects true and correct in all materials respects when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing.

Section 10. Closing Costs And Proration Credits. At the Closing, the following items shall be adjusted between Seller and Buyer effective as of the close of business on the day preceding the Closing Date, with Buyer being deemed to own the Property on the Closing Date:

(a) Title Insurance Costs. Buyer shall pay the cost of the title insurance premium and fees as provided in Section 5.

(b) Survey. Buyer shall pay for the cost of a new or updated survey.

(c) Escrow Fees. Buyer and Seller shall each pay half of the fees for escrow services.

(d) Conveyance, Recording. Buyer shall pay all recording fees related to the finance of the Property. Seller shall pay all documentary stamp taxes and/or transfer taxes and fees and all recording fees relating to clearing title, the transfer of the Property and to Seller’s authority.

(e) Taxes. The amount of any assessment which is a lien on the Property, and any outstanding real estate taxes will be pro-rated, between the parties (based upon the periods to which they relate and are applicable and regardless when payable), with Seller responsible for the period prior to the Closing Date and Buyer responsible for the period commencing on and after the Closing Date.

(f) Current Real Estate Taxes. The adjustment for current real estate taxes shall be based upon the number of days in the calendar year in which the Closing occurs, namely, on a per diem basis, and based upon the actual amount of real estate taxes, if known at the time of Closing (based upon the periods to which they relate and are applicable and regardless when payable). If the actual amount of real estate taxes is not known at the time of the Closing, then the parties shall adjust the taxes based on the actual amount of real estate taxes for the prior year. Such prorations as described herein shall be re-adjusted by the parties as soon as the actual amount of taxes are known, upon presentation of reasonable evidence thereof. This provision shall survive delivery of the Deed.

(g) Rents Receivable. Current rents, or any other rental adjustments payable by Tenants for expenses relating to the Property, which have been received by Seller prior to the Closing Date, shall be prorated between the parties on a per diem basis and Buyer shall be entitled to a credit for rents received by Seller and applicable to the period on and after the Closing Date. No proration shall be made for rents delinquent as of the Closing Date (hereafter called the “Delinquent Rents”). Following the expiration of the six (6) month period immediately following the Closing, to the extent that Buyer has not paid to Seller accounts receivable and/or Delinquent Rents owing to Seller for periods prior to Closing, Seller may collect Delinquent Rents directly from tenants after the expiration of such six (6) month period to the extent such collections do not interfere with the tenant’s possession of the premises. Buyer shall have no liability to Seller for the Delinquent Rents and shall have no obligation to collect the Delinquent Rents. Delinquent Rents collected by Buyer from Tenants shall be applied first to current rents owed by such tenant and then to Delinquent Rents. Any such amounts applicable to Delinquent Rents received by Buyer shall be promptly forwarded to Seller. In the event that Seller receives any rent after Closing that is applicable to the period after Closing, Seller will promptly remit Buyer’s share of all such amounts to Buyer. In the event that Buyer receives any rent after Closing that is applicable to the period prior to Closing, Buyer will promptly remit Seller’s share of all such amounts to Seller. In addition, Buyer shall be given credit at the Closing for any prepaid rents actually received by Seller prior to, and attributable to the period commencing on or after the Closing Date. Each of Buyer and Seller agrees to deliver promptly to the other party, if and when received, any rent amounts and escalations which are due to the other party. This provision shall survive delivery of the Deed.

(h) Escalation Payments. The rental adjustments for increases in the operating expenses (including real estate taxes) of the Property or other operating charges which are payable by Tenants pursuant to the terms of their Leases (herein called “Escalation Payments”) shall be prorated effective as of Closing to the extent they have been received by Seller and adjusted in the same manner as rent to the extent not received. Any reconciliation of Escalation Payments made by tenant on an estimated basis shall be made directly between Buyer and such tenant, and Seller and Buyer shall work cooperatively to allocate any such reconciliation between their respective periods of ownership. If, as of the Closing, Seller has received additional Escalation Payments in excess of the amount that tenants will be required to pay, based on the actual operating expenses or other operating charges as of the Closing Buyer shall receive a credit at Closing in the amount of such excess. This provision shall survive delivery of the Deed.

(i) Delinquent Rent Claims. If, on the Closing Date, there should be one or more claims for rent past due (herein called “Delinquent Rent”) from one or more Tenants or former tenants of the Premises, then Seller reserves the right, and retains its claims, to collect following the expiration of the six (6) month period immediately following the Closing and keep such Delinquent Rent. Seller shall be entitled to receive, and may sue any former tenant to recover, any such Delinquent Rent; provided that Seller shall not commence any action to evict or eject Tenants from the Premises; nor shall Seller cause any liens to be filed against any tenant’s leasehold estate on account of any such claim or collection action, without the prior written approval of Buyer. Any rents received by Buyer from Tenants after the Closing Date shall first be applied to amounts currently due and then to back due rents. Buyer shall promptly pay to Seller any rent from former tenants or Tenants for the period prior to the Closing Date which are due to Seller in accordance with the terms hereof, although Buyer shall not be obligated to collect the same. This provision shall survive delivery of the Deed.

(j) Tenant Security Deposits. The amount of all tenant security deposits, if any, which Seller is obligated to return to Tenants in accordance with the terms of said Leases, shall be paid or credited to Buyer at the Closing whether or not Seller is actually holding them. In the event that any security deposit is in the form of a letter of credit or other instrument, any and all costs and fees associated with the assignment or transfer of the letter of credit to Buyer shall be the sole and exclusive responsibility of the Buyer. To effect such assignment or transfer, Seller shall deliver to Buyer all such original letters of credit and provide, execute and deliver to Buyer at the Closing such instruments of assignment or transfer required pursuant to the terms of the applicable letter of credit or other instrument in order to transfer such letters of credit to Buyer. Buyer does hereby agree to indemnify, defend and hold harmless Seller from and against any claim which may be asserted by a tenant for a security deposit that has been paid or credited to Buyer under this Agreement. This provision shall survive the delivery of the Deed.

(k) Operating Expense Charges. The amount of any gas, electric, water or other utility bill, the amount due on any Service Contract and any other operating expense relating to the Property and allocable solely to the period prior to the Closing Date shall be paid by Seller. To the extent applicable, Seller shall obtain final readings from the applicable utility providers effective as of the Closing Date and shall pay or credit to Buyer at Closing all utility charges owed by Seller due for periods prior to Closing. If the amount of any utility bill, Service Contract or other operating expense charge cannot be determined for payment at Closing, or if it is allocable in part to the period preceding and in part to the period including and following the Closing Date, then it shall be treated and paid in the following manner: the amount of such charge shall be estimated based upon the prior billing period and prorated on a per diem basis; Seller’s proportionate share thereof shall be credited against the Purchase Price payable at the Closing; and the entire amount of the bill shall be paid by Buyer after the Closing, with the amount of such operating expenses so estimated, prorated and paid being adjusted post-closing as necessary. If Seller has made any deposit with a utility company, then Seller shall be entitled to have the same refunded to it immediately after the Closing, or credited at the Closing if the deposit is transferred to the Buyer.

(l) Leasing Costs. Buyer shall be credited at Closing for the amount of all unsatisfied costs and expenses which were incurred, or are to be incurred, in connection with any and all Leases executed, modified or extended by Seller prior to the date of this Agreement, including, without limitation, all costs and expenses for tenant improvements (either completed or to be completed) and brokerage commissions (collectively, “Pre-Closing Leasing Costs”).

(m) Capital Costs. Buyer shall be credited at Closing for the amount of all amounts which are unsatisfied amounts for all capital contracts, contracts pertaining to works of improvements or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”).

(n) Tax Appeals. If Seller has engaged consultants for the purpose of protesting the amount of taxes or the assessed valuation for certain tax periods for the Property (“Protest Proceedings”), any cash refunds or proceeds actually distributed (collectively, “Cash Refunds”) will be apportioned as described below. Any Cash Refunds (including interest thereon) on account of a favorable determination, after deduction of costs and expenses incurred for such Protest Proceedings and payment of any reimbursements owing to tenants, shall be: (i) the property of Seller to the extent such Cash Refunds were for taxes paid by Seller applicable to a period prior to the Closing Date, (ii) prorated between Buyer and Seller for taxes paid for a period during which the Closing Date occurred, and (iii) the property of Buyer for taxes for a period after the Closing Date. Seller shall have the obligation to refund to any tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants, which payment shall be paid to Buyer within fifteen (15) business days of delivery to Seller by Buyer of written confirmation of such tenants’ entitlement to such Cash Refunds. Buyer shall have the obligation to refund to tenants in good standing as of the date of such Cash Refund, any portion of such Cash Refund paid to it which may be owing to such tenants. Seller and Buyer agree to notify the other in writing of any receipt of a Cash Refund within fifteen (15) business days of receipt of such Cash Refund. To the extent either party obtains a Cash Refund, a portion of which is owed to the other party, the receiving party shall deliver the Cash Refund to the other party within fifteen (15) days of its receipt.

(o) Other Expenses. Except as may otherwise be provided in the Agreement, each party shall be responsible for all other fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, any such expenses for services rendered by accountants, appraisers, architects, attorneys, consultants, contractors, engineers.

Section 11. Closing Instruments. Seller shall be responsible for the preparation of all of the Closing Instruments specified in Section 10(a) and other provisions of this Agreement, unless otherwise specified in this Agreement. Ten days prior to Closing Buyer shall notify Seller of any assignment of Buyer’s interest in this Agreement as permitted by Sections 16(e) and 16(i) hereof so that the Closing Instruments can be prepared to reflect such assignment. If the Seller is not so notified, Seller shall prepare the Closing Instruments to the Buyer named herein.

(a) Instruments to be Delivered by Seller. At the Closing, Seller shall execute and deliver, or shall cause to be executed and delivered, to Buyer the following instruments (all such instruments in this Section 11 being herein called the “Closing Instruments”):

(i) the Deed by which Seller grants and conveys good, clear, record and marketable title to the Property to Buyer subject to the Permitted Encumbrances in the form attached hereto as Exhibit 11(a)(i);

(ii) a Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property and Leased Personalty by which Seller transfers to Buyer the Personal Property, Intangible Property and Leased Personalty in the form attached hereto as Exhibit 11(a)(ii);

(iii) an updated, certified Rent Roll, and an Assignment and Assumption of Leases, by which Seller shall assign to Buyer and Buyer shall assume from Seller each existing Lease, and by which Buyer shall assume and agree to perform all of Seller’s obligations as the landlord under each such Lease arising from and after the Closing, with such instrument also to provide that Seller shall indemnify Buyer against any claim for a matter arising with respect to any such Lease prior to the Closing Date, and that Buyer shall indemnify Seller against any claim for a matter arising with respect to any such Lease on or after the Closing Date in the form attached hereto as Exhibit 11(a)(iii);

(iv) an Assignment and Assumption of Contracts, by which Seller shall assign to Buyer and Buyer shall assume from Seller each existing Service Contract which Buyer has elected or been deemed to have elected to assume pursuant to the provisions of Section 6(c) of this Agreement; and by which Buyer shall agree to perform Seller’s obligations under each Service Contract arising from and after the Closing, which assignment shall also provide that Seller shall indemnify Buyer against any claim for a matter arising with respect to such Service Contract prior to the Closing Date, and that Buyer shall indemnify Seller against any claim for a matter arising with respect to such Service Contract on or after the Closing Date in the form attached hereto as Exhibit 11(a)(iv).

(v) an assignment of each warranty, guaranty, license and the like related to the Property, to the extent assignable (as part of the Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property and Leased Personalty) together with originals of all such documents as are in Seller’s possession;

(vi) a mechanic’s lien and parties-in-possession affidavit given by Seller to the Title Company sufficient for the Title Company to delete the standard exceptions for mechanics liens and for parties in possession other than those shown on the Rent Roll;

(vii) evidence acceptable to the Title Company and reasonably acceptable to Buyer, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the Closing Instruments on behalf of Seller, an appropriate certificate of Seller regarding the authorization of the sale and the authority of any individual or entity signing this and any of the Closing Instruments on behalf of Seller;

(viii) a closing statement and any other document which is reasonably and customarily executed and delivered by a seller at a real estate closing in the county where the Property is located of which may be reasonably requested by Buyer;

(ix) a notice to each Tenant regarding transfer of the Property to Buyer, and direction and address for future rent payments in the form attached hereto as Exhibit 11(a)(ix), delivered to Buyer together with all original Leases, lease files and keys to the Property (labeled in an orderly manner), in the Seller’s possession;

(x) such documents, if any, as may be required to withdraw Seller’s right to use the trade name of the Property;

(xi) an executed certificate confirming Seller’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and regulations applicable thereto in the form attached hereto as Exhibit 11(a)(xi);

(xii) the executed original Tenant Estoppel Certificates and all other Tenant Estoppel Certificates in Seller’s possession, provided that copies of executed Tenant Estoppel Certificates in Seller’s possession shall be provided to Buyer within two (2) business days after the same are received by Seller;

(xiii) letters executed by Seller addressed to each utility company servicing the Property advising of the change of ownership of the Property;

(xiv) All original Leases (or certified copies thereof to the extent of any missing original leases) and Tenant files including correspondence by and from each tenant to and from Seller as Landlord in Seller’s possession;

(xv) As-built and proposed plans of all tenant spaces as are in Seller’s possession and prepared for tenant leases;

(xvi) Final water and sewer bills, to the extent available;

(xvii) Keys to the Premises, properly labeled;

(xviii) Originals of all Service Contracts which are the subject of the Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property and Leased Personalty described in Section 11(a)(iv) (or certified copies thereof to the extent any are missing);

(xix) A certificate (“Seller’s Bring Down Certificate”) reaffirming the truth and accuracy as of the Closing Date of Seller’s Representations and Warranties as set forth in Section 14 of this Agreement;

(xx) Originals of all Personal Property Leases which are the subject of the Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property and Leased Personalty described in Section 11(a)(ii) (or certified copies thereof to the extent any are missing);

(xxi) On the Closing Date, Seller shall execute and deliver to Buyer (or to the Escrow Agent, if applicable) standard affidavits and indemnities regarding mechanics’ liens and parties in possession and other similar matters addressed to and in form and substance reasonably acceptable to Buyer’s title insurer in order that such title insurer will issue both an owner’s and a lender’s title insurance policy without exception for (a) mechanics’ liens or the rights of parties in possession (other than the rights of Tenants), and (b) any security interest in the property granted by Seller to any other party; and

(xxii) All affidavits and other documents and evidence as maybe be required by law or reasonably required by the Title Company to assure compliance with the provisions and requirements of the so-called “Patriot Act”, USCA.

(b) Instruments and Purchase Price to be Delivered by Buyer. At the Closing, Buyer shall execute and deliver to Seller the following Closing Instruments.

(i) any of the Closing Instruments set forth in Section 11(a) wherein Buyer’s execution and delivery is necessary or appropriate including, without limitation, the Quitclaim Bill of Sale of Personal Property and Assignment of Intangible Property and Leased Personalty, the Assignment and Assumption of Leases, and the Assignment and Assumption of Contracts;

(ii) a closing statement and any other document which is reasonably and customarily executed and delivered by a buyer at a real estate closing in the county where the Property is located or which may be reasonably requested by Seller;

(iii) to the extent required by the Title Company, an appropriate certificate of Buyer regarding the authorization of the purchase and acquisition and the authority of any individual and entity signing this Agreement or any of the Closing Instruments on behalf of Buyer;

(iv) provided all conditions set forth in Section 9 hereof have been satisfied, the Purchase Price in immediately available funds, United States Currency;

(v) all affidavits and other documents and evidence as maybe be required by law or reasonably required by the Title Company to assure compliance with the provisions and requirements of the so-called “Patriot Act”, USCA; and

(vi) A certificate (“Buyer’s Bring Down Certificate”) reaffirming the truth and accuracy as of the Closing Date of Buyer’s Representations and Warranties as set forth in Section 14 of this Agreement.

Section 12. Possession. At the Closing, Buyer shall be entitled to, and Seller shall deliver to Buyer, possession of the Property free of any possessory right or claim of Seller, but subject to all laws, rules and statutes including but not limited to building and zoning laws, the Permitted Encumbrances and the Leases set forth in Exhibit B.

Section 13. Damage or Appropriation of the Property.

(a) Damage. If, prior to the Closing Date, any loss or damage to the Property should occur as a result of a fire, or some other casualty, and if such loss or damage would require an expenditure of a dollar amount in excess of Two Hundred Thousand Dollars ($200,000) in order to restore the Property to substantially the same condition as its present condition, or if the loss or damage is Material (as defined in Section 13(c)), then Buyer shall have the right, at its option, to terminate this Agreement by written termination notice to Seller received within ten (10) days after Seller has given Buyer written notice of such loss or damage. If Buyer does not elect to terminate this Agreement in accordance with the previous sentence, or if the loss or damage would require an expenditure of less than Two Hundred Thousand Dollars ($200,000) and is not Material, then the parties shall proceed to close this transaction in accordance with the terms hereof except that Buyer shall receive an assignment of any casualty loss insurance proceeds, if any, attributable to the loss or damage and Buyer shall receive a credit for the amount of the deductible required under Seller’s policy (subject, as to both the insurance proceeds and the deductible, to a reduction equal to the amount if any expended by Seller to repair such loss or damage) and an amount equal to any uninsured loss. Notwithstanding the foregoing, if a portion of the insurance proceeds is earmarked for rent loss reimbursement, then the rent loss reimbursement shall be prorated as if paid by Tenants pursuant to Sections 10(g) and 10(h) above.

(b) Appropriation. If appropriation proceedings should be commenced or threatened against the Property or if any governmental or other authority should notify Seller of its intention to acquire the same pursuant to the power of eminent domain prior to the Closing Date, then Seller shall promptly thereafter give to Buyer written notice of such action. If the estimated amount of the condemnation award for such appropriation is more than Two Hundred Thousand Dollars ($200,000), or if the appropriation is Material, then Buyer shall have the right at its option to terminate this Agreement by written termination notice to Seller received within ten (10) days after Seller has given Buyer written notice of such condemnation. If Buyer does not elect to terminate this Agreement in accordance with the previous sentence, then the parties shall proceed to close this transaction; and in such event, Buyer shall have the right to negotiate with such governmental or other authority or to contest such appropriation in litigation proceedings, and shall be entitled to all proceeds thereof, which Seller shall assign to Buyer as applicable, and Seller shall convey the Property subject to such proceedings and shall receive therefor the Purchase Price in full at the Closing.

(c) Materiality. For purposes of Sections 13(a) and 13(b) above, loss or damage, or the appropriation is “Material” if it entitles any Tenant to terminate its Lease or abate rent, or if it results in the Property violating any laws or failing to comply with zoning or any covenants, conditions, or restrictions encumbering the Property.

Section 14. Representation and Warranties.

(a) Representation and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

(i) Organization and Authority. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of a lien or encumbrance on the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations hereunder.

(ii) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller or the Property except as set forth on Exhibit 14(a)(ii), nor has Seller received any written notice and has no actual knowledge of any such threatened action, suit, arbitration, government investigation or proceeding.

(iii) Condemnation. Seller has not received any written notice and has no actual knowledge of any pending or threatened condemnation proceedings relating to all or any portion of the Property, or the means of access thereto.

(iv) Leases. The list of the Leases set forth on Exhibit B is a true, accurate and complete list of the Leases currently affecting the Property; and the copies of the Leases supplied to the Buyer are true, accurate and complete, and such copies are all the Leases set forth on Exhibit B.

(v) Service Contracts. Exhibit D lists all the Service Contracts affecting the Property. The copies of the Service Contracts provided to Buyer are true, accurate and complete, and include all the Service Contracts listed on Exhibit D, except for the management agreement with [*New Boston Management Services, Inc.] which will be terminated at Closing.

(vi) Leasing Commissions. To Seller’s actual knowledge, all of Seller’s leasing brokers to whom a leasing commission is due after the date hereof are shown on Exhibit 7, including both commissions due with respect to current terms and commissions due upon exercise of options or otherwise.

(vii) Rent Roll. The Rent Roll sets forth the name of each tenant, the square footage of each tenant’s premises, monthly base rent, dates of lease commencement and scheduled expiration, and the amount of each tenant’s security deposit, if any. The Rent Roll is true, accurate and complete in all material respects.

(viii) Violations of Law. As of the date hereof, Seller is not in receipt of any written notice from any federal, state, county or municipal authority alleging any existing fire, health, safety, building, pollution or environmental violation of law, statute, code, ordinance or regulation with respect to the Property or any part thereof, which has not been remedied.

(ix) Hazardous Materials. Seller has delivered or made available to Buyer true and complete copies of all third party reports in its possession or control related to conditions affecting environmental and/or hazardous materials located on, in or at the Property. Seller makes no representation as to the accuracy, completeness or adequacy of such reports. To the best of Seller’s knowledge, except as set forth in such reports, no hazardous materials and/or underground storage tanks are present on any portion of the Property. For the purposes of this subparagraph, Hazardous Materials shall mean those which are regulated under the following statutes: Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Sections 6901 et seq.; The Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (“CWA”), 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Sections 2601 et seq., and Mass. General Laws Chapter 21E, as the foregoing have been amended from time to time to the date of this Agreement at apply to the Property and relate to Hazardous Materials.

(x) Bankruptcy. There is not pending any case, proceeding or other action seeking organization, arrangement, adjustments, liquidation, dissolution or recomposition of Seller under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or similar official for the Seller or the Property.

(xi) Survival. At Closing, Seller shall represent and warrant to Buyer that all such representations and warranties of Seller in this Agreement remain true and correct in all material respects as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Buyer in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing; provided, however, such update shall not limit or impair Buyer’s right to terminate this Agreement arising from the failed condition under Section 9(a)(ii) herein. Each and all of the express representations and warranties made and given by Seller to Buyer in this Section 14(a) shall survive the execution and delivery of the Deed by Seller to Buyer for a period of nine (9) months. If there is any change in any representations or warranties of which Seller gives Buyer notice prior to Closing, or which Buyer otherwise learns of prior to Closing, and Seller does not cure or correct such changes prior to Closing (which cure or correction must include compensation to Buyer for any actual documented loss incurred as a direct result of such changed representation or warranty), then Buyer may, at Buyer’s option (1) close the transaction contemplated by this Agreement, with no adjustment in the Purchase Price, in which event after such Closing Buyer shall have no right to seek monetary damages from Seller for such changes, or (2) terminate this Agreement by written notice to Seller, whereupon the Deposit and accrued interest thereon shall be immediately returned to Buyer, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only for such rights or obligations that, by the express terms against Seller on account of an alleged breach of representations and warranties hereof, survive any termination of this Agreement. Notwithstanding anything to the contrary herein, Buyer shall have no right to seek monetary damages unless its actual damages exceed Fifty Thousand Dollars ($50,000), and Seller’s liability under this Section 14 shall in no event exceed Six Hundred Twenty Five Thousand Dollars ($625,000), which limitation shall not apply to Seller’s indemnity obligations set forth in Section 8 of this Agreement, or pro-rations under Section 10 of this Agreement.

(xii) Patriot Act. To Seller’s actual knowledge, neither Seller as an entity nor any party who has invested any money in or with Seller or has loaned any money to Seller (“Seller’s Constituents”) is on the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Treasury under the provisions of Executive Order 13224. Seller has provided, and will after the Closing provide if required, such information and certifications as the Title Company may reasonably require to establish that Seller and all Seller’s Constituents are parties with whom Buyer may lawfully perform Buyer’s obligations under this Agreement in compliance with Executive Order 13244 and the USA Patriot Act.

(xiii) Actual Knowledge Defined. Whenever the phrase “to the Seller’s actual knowledge” is used, it shall mean to the knowledge of Pamela Adamian without the requirement to make any investigation or inquiry.

(b) Buyers’ Representation and Warranties. Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the date of the Closing:

(i) Organization and Authority. Buyer has been duly organized and is validly existing under the laws of Delaware and at closing Buyer or its permitted assignee shall be qualified to do business in the Commonwealth of Massachusetts. Buyer has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Buyer is authorized to do so. No consent or approval of any person or entity or of any governmental authority is required with respect to the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby or the performance by Buyer of its obligations hereunder.

(ii) Pending Actions. To Buyer’s actual knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.

(iii) Bankruptcy. There is not pending any case, proceeding or other action seeking organization, arrangement, adjustments, liquidation, dissolution or recomposition of Buyer under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or similar official for the Buyer.

(iv) Patriot Act. To Buyer’s actual knowledge, neither Buyer as an entity nor any party who has invested any money in or with Buyer or has loaned any money to Buyer (“Buyer’s Constituents”) is on the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Treasury under the provisions of Executive Order 13224. Buyer has provided, and will after the Closing provide if required, such information and certifications as the Title Company may reasonably require to establish that Buyer and all Buyer’s Constituents are parties with whom Seller may lawfully perform Seller’s obligations under this Agreement in compliance with Executive Order 13224 and the USA Patriot Act.

Section 15. Voluntary Termination; Default; Remedies.

(a) Voluntary Termination; Release of Liability. If this Agreement is voluntarily terminated by a party pursuant to a right of termination expressly provided in this Agreement, then both parties shall, upon such voluntary termination, be automatically released from all further obligations and liability under this Agreement, except as otherwise provided herein, and the Deposit and interest accrued thereon shall be returned to Buyer.

(b) Seller’s Remedies. If Buyer fails to purchase the Property in accordance with the terms of this Agreement, then, in such event, Seller shall have the right (i) to terminate this Agreement by giving Buyer written notice of such termination, and (ii) to retain the Deposit together with interest thereon as Seller’s sole and exclusive right at law and in equity which shall be considered to be the equivalent of, and shall constitute, the payment of liquidated damages, with the amount of the Deposit and its payment being agreed upon by the parties as being a reasonable approximation of actual damages, including compensation to Seller for removing the Property from the market and reimbursement for the costs and expenses incurred by Seller; and such application and disposition shall constitute a complete release of each party from its liability under this Agreement, except as otherwise provided herein.

(c) Buyer’s Remedies. If Seller defaults in its obligations to sell and convey the Property to Buyer pursuant to the terms of this Agreement, then, in such event, Buyer shall have, as its sole and exclusive remedy at law and in equity, the right, at its option, to (x) obtain specific performance of this Agreement, but no actual, consequential, or punitive damages; or (y) terminate this Agreement by giving Seller written notice of such termination, in which event the Deposit and all interest thereon shall be returned to Buyer along with a reimbursement of Buyer’s out-of-pocket expenses not to exceed Fifty Thousand Dollars ($50,000); or (z) waive the default or other closing condition and proceed to consummate the transaction in accordance with the provisions of this Agreement.

Section 16. General and Miscellaneous Provisions.

(a) Notice. Any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing, unless otherwise specified in this Agreement, and shall be given by one of the following methods to such party at the address set forth at the end of this provision. The notice may be sent, and is deemed received as follows: (i) by registered or certified United States mail, and deemed received as of the second business day after it was mailed, (ii) by hand, and deemed received when delivered at the address, whether or not the specific person to whose attention it is directed is in at the time, (iii) by reputable overnight delivery service, and deemed received when delivered to the address whether or not the specific person to whose attention it is directed is in at the time, (iv) by telecopier, and deemed received as shown on the printed confirmation report in the office of the sender, (v) when sent or delivered by an other means for transmitting a written communication, and deemed received upon receipt so long as the same is sent on the same day by a reputable overnight delivery service. Either party may change its address for notice by giving written notice thereof to the other party. The address of each party for notice is as follows:

Buyer:	KBS Capital Advisors LLC
590 Madison Avenue, 26th Floor
New York, New York 10022
Attention: Mr. Shannon Hill
Telephone: 212-644-6662
Telecopier: 212-644-1372

Buyer’s Counsel:	KBS Capital Advisors LLC
620 Newport Center, Suite 1300
Newport Beach, California 92660
Attention: Mr. James Chiboucas
Telephone: 949-417-6555
Telecopier: 949-417-6523

and

Morgan, Lewis & Bockius, LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attention: L. Bruce Fischer
Telephone: 949-399-7145
Telecopier: 949-399-7001

Seller:	Jerome L. Rappaport, Jr., and Janet F.
Aserkoff, as Trustees of RIVERTECH
NOMINEE TRUST
Attention: Jerome L. Rappaport, Jr.
60 State Street, Suite 1500
Boston, Massachusetts 02109-1803
Telephone: (617) 723-7760
Telecopier: (617) 227-4727

Seller’s Counsel:	Rappaport, Aserkoff & Gelles
Attention: Jeffrey Gerson, Esq.
60 State Street Suite 1525
Boston, Massachusetts 02109-1803
Telephone: (617) 227-7345
Telecopier: (617) 227-4727

(b) Complete Agreement; Amendment; Waiver; Counterparts. This Agreement, including the Preliminary Statements and all attached exhibits, constitute the complete and integrated agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations and understandings, if any, between the parties; no oral or implied understanding, representation or warranty shall vary its terms. This Agreement may not be amended or waived other than by a written instrument executed by the parties. This Agreement or any such amendment or waiver may be executed in several counterparts, each of which shall be considered a duplicate original and the same instrument.

(c) Governing Law. This Agreement, the Closing Instruments and any other applicable document, including all of the rights, obligations and liabilities of the parties thereunder, shall be governed, construed and enforced for all purposes in accordance with the laws of the [*Commonwealth of Massachusetts], which is where the Property is located, without regard to its conflicts of laws and rules.

(d) Severability. If any provision of this Agreement, the Closing Instruments or any other applicable document should be held by a court to be invalid or unenforceable in any particular respect, then the remaining provisions of such document (or the same provision in any other respect) shall not be invalid, unenforceable, impaired or otherwise affected, but shall continue to be in full force and effect; and to this end, all such provisions are hereby declared to be severable.

(e) Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. In general, Buyer shall not have the right to assign this Agreement or any interest herein without the prior written consent of Seller; provided, however, Buyer shall have the right to assign this Agreement to an affiliate which the Buyer controls or to an entity (or subsidiary of an entity) for which Buyer acts as the Investment Advisor, without Seller’s prior written consent but such assignment and the assumption by such assignee of Buyer’s obligations hereunder shall not release Buyer from its obligation or liability hereunder unless Seller shall have specifically agreed to the same. Notwithstanding the foregoing, such assignment shall be void unless Buyer notifies Seller of such assignment on the earlier of (i) ten (10) business days after the date of the assignment, or (ii) ten (10) business days prior to the Closing. Seller shall have the right to assign this Agreement or any interest herein to an entity related to Seller without Buyer’s consent, but such assignment, and assumption by such assignee, of Seller’s obligation hereunder shall not release Seller from its obligations and liability hereunder unless Buyer shall have specifically agreed to the same. Furthermore, either Seller and/or Buyer may assign its rights under this Agreement to a “qualified intermediary” in order to facilitate, at no cost ,expense or liability to the other, a like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, that (i) such assignment to a qualified intermediary shall not relieve either party of its respective obligations hereunder; and (ii) if Seller notifies Buyer that Seller has assigned its rights under the Agreement to a qualified intermediary, Buyer will be deemed to have satisfied Buyer’s payment obligation if Buyer wires proceeds to the qualified intermediary or to any other entity as instructed by Seller. In connection with any Section 1031 like-kind exchange, the Closing shall not be delayed and Buyer shall not be obligated to sign any document other than a simple consent.

(f) Survival. No provision of this Agreement survives delivery of the Deed, unless specifically indicated herein that a particular provision survives.

(g) Time. Time is of the essence with respect to the performance of each provision of this Agreement.

(h) Confidentiality. Buyer, Seller and Broker shall maintain the confidentiality of the terms of this transaction and the contents of this Agreement, and, prior to the Closing, all documents supplied to or obtained by Buyer in connection with its due diligence of the Property, and any related documents subject to disclosure on a “need to know” basis to attorneys, clients, potential lenders, actual lenders, equity investors, accountants, architects, appraisers, engineers, contractors and consultants, or as required by applicable law or judicial process. The parties expressly confirm that this Confidentiality provision is an essential and material term of this Agreement that is intended to be enforceable by any remedies available at law or equity, including injunctive relief.

Notwithstanding the foregoing and anything to the contrary in this Section 16(h), nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker/dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

(i) Like-Kind Exchange. At Seller’s request, Seller may effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Internal Revenue Code; provided, however, that (a) Buyer incurs no additional liability, cost or expense and (b) the Closing shall not be affected by reason of any such exchange nor shall the consummation of such an exchange be a condition precedent of the Seller’s obligation under this Agreement. Notwithstanding anything contained in any such assignment, Buyer shall not by execution of this Agreement or by participation in any such exchange (i) have its rights under this Agreement affected or diminished in any manner, (ii) be required to undertake any obligations of third parties, or (iii) be responsible for compliance nor be deemed to have warranted to the Seller whether such exchange in fact complies with Section 1031 of the Internal Revenue Code, as amended, or (iv) be obligated to sign any document other than a simple consent to effectuate a transaction of this nature.

(j) No Personal Liability. Buyer acknowledges and agrees that no trustee, beneficiary, general or limited partner, officer, director, equity owner, employee, agent, member, manager or representative of Seller (or any partner, member or manager of such a partner, member of manager) shall ever have any personal liability under this Agreement. Seller acknowledges and agrees that no general or limited partner, officer, director, member, manager, equity owner, employee or representative of Buyer (or any partner, member or manager of such a partner, member or manager) shall ever have any personal liability under this Agreement.

(k) Construction. The parties hereto hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement; (iii) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Agreement; (iv) each such party and such party’s counsel and advisors have reviewed this Agreement; (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice; and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

(l) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

(m) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(n) Fees and Other Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement.

(o) Computation of Time Periods. If the date upon which the Inspection Period expires, the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 P.M. Eastern Time (standard or daylight, as applicable in Boston, Massachusetts) of the next day which is not a Saturday, Sunday or federal, state or legal holiday. Unless expressly indicated otherwise, all references to time shall be deemed to refer to Eastern Time and all time periods shall expire at 5:00 P.M. Eastern Time.

(p) Attorney’s Fees and/or Costs. In any action or proceeding between the parties to enforce or interpret any of the term or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorney’s fees, both at trial and on appeal.

(q) Escrow Agent Authorized to Complete Blanks. If necessary, Escrow Agent is authorized to insert the Closing Date in any blanks in the Closing Documents.

THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.

SIGNATURES ARE CONTAINED ON FOLLOWING PAGE.

EXECUTED under seal as of the date first-above written.

Seller:

JEROME L. RAPPAPORT, JR., AND JANET F. ASERKOFF, NOT INDIVIDUALLY, BUT AS TRUSTEES OF RIVERTECH NOMINEE TRUST UNDER DECLARATION OF TRUST DATED JUNE 12, 2002, RECORDED WITH THE MIDDLESEX NORTH REGISTRY OF DEEDS IN BOOK 13197, PAGE 163

By:	/s/ Jerome L. Rappaport, Jr.
Jerome L. Rappaport, Jr., as Trustee and not individually

By:	/s/ Janet F. Aserkoff
Janet F. Aserkoff, as Trustee and Not individually

Buyer:

KBS CAPITAL ADVISORS LLC
a Delaware limited liability company

By:	/s/ Charles J. Schreiber
Name:	Charles J. Schreiber
Its:	Chief Executive Officer

The undersigned, CHICAGO TITLE COMPANY, IRVINE, hereby agrees to act as Escrow Agent pursuant to the terms of the foregoing Purchase and Sale Agreement and to carry out the terms thereof required of Escrow Agent.

CHICAGO TITLE COMPANY, IRVINE

By	/s/ Authorized Signatory
Name
Title

Address: 4100 Newport Place, Suite 120 Newport Beach, California 92660